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                                                                 EXHIBIT 10.21.1


                                1996 SUPPLEMENT
                                       TO
                              TCC INDUSTRIES INC.
                             ANNUAL INCENTIVE PLAN
                      BASIC PLAN TEXT AND OPERATING RULES


         On January 11, 1996, the Compensation Committee ("Compensation Committee") of the Board of Directors of TCC Industries, Inc. (the "Company") approved certain modifications to the Annual Incentive Plan (the "Plan") of the Company which have been incorporated into the Basic Plan Text and the Operating Rules of the Plan. In addition, on that date, the Compensation Committee approved changes in the Incentive Awards, described below, with respect to the calendar year 1996 only. Accordingly, effective with respect to and for the 1996 Plan Year only, the following provisions shall be read in conjunction with the Plan, but shall govern and supersede any inconsistent provisions in the Plan (Basic Plan Text and Operating Rules):

         1. For purposes of this 1996 Supplement, Section VII of the Basic Plan Text, captioned "Payment of Individual Incentive Compensation Awards," shall read as follows:

         "The Incentive Award shall, subject to provisions of the Plan not inconsistent herewith, be paid as follows:

                 (i) for Participants who have 50 Incentive Units or less, the Incentive Award will be paid in cash (or, at the Participant's option, up to forty percent (40%) of the Incentive Award can be paid in shares ("TCC Shares") of Common Stock of TCC Industries, Inc., in the manner described below); and

                 (ii) for Participants who have more than 50 Incentive Units, (i) sixty percent (60%) of the Incentive Award will be paid in cash, and the remaining forty percent (40%) of the Incentive Award will be paid in TCC Shares if the Distribution Date Market Value (as defined below) is $2.50 or less, and (ii) seventy percent (70%) of the Incentive Award will be paid in cash, and the remaining thirty percent (30%) of the Incentive Award will be paid in TCC Shares if such Distribution Date Market Value is more than $2.50.

         Participants who have 50 Incentive Units or less and have elected to receive TCC Shares as part of their Incentive Award and Participants who have more than 50 Incentive Units, shall be entitled to receive payments in the manner and subject to the limitations described as follows. Payment of the Incentive Award shall be made on a date (the "Distribution Date") determined by the Company that is within forty-five (45) days following the date (the "Audit Date") of the report of the independent accountants with respect to the audited financial statements of the Company which report the results of operations for the fiscal year in which the award is earned. For the portion (the "Stock Portion Amount") of the Incentive Award payable in TCC Shares, the number
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of TCC Shares issuable to the Participant will be determined as follows.  First, the Stock Portion Amount will be divided by $2.05 (which is the average closing price per share for the TCC Shares on the New York Stock Exchange for the seven successive trading days preceding the end of calendar year 1995), and the result will be the number of TCC Shares distributable, except that the Participant will only be entitled to receive a whole number of TCC Shares. No fractional TCC Shares will be issued, and no cash in lieu of a fractional share will be paid. The number of TCC Shares issuable pursuant to the 1996
Supplement to the Plan shall not exceed 56,000 shares (the "Maximum 1996
Shares") in the aggregate.  In the event that the aggregate number of TCC
Shares to which the Participants, including those Participants who have 50 or less Incentive Units, are otherwise entitled exceeds the Maximum 1996 Shares, then the number of TCC Shares to which each Participant is entitled will be reduced pro rata until the aggregate number of TCC Shares issuable in the aggregate are equal to or less than the Maximum 1996 Shares and each such Participant shall receive cash in lieu of the TCC Shares he or she would otherwise have received, based on the Stock Portion Amount for such Participant. The "Distribution Date Market Value" per share shall equal the average closing price per share for the TCC Shares on the New York Stock
Exchange for the seven successive trading days immediately preceding the Distribution Date.

                                    EXAMPLE

         Assume, for purposes of the following example, that a Participant received 60 Incentive Units and that the Incentive Unit Value is determined to be $100 per Incentive Unit. This would result in an Incentive Award for that Participant of $6,000. Assume further that the Distribution Date Market Value is $3.00 (more than 25% above the Prior Year End Market Value).

        1.     Total Incentive Award                            $6,000.00

        2.     Less cash portion of Incentive
               Award                                             4,200.00

        3.     Stock Portion Amount                              1,800.00*

        4.     1995 Year End Market Value (Average
               of the closing market price of TCC
               Shares for the seven trading days
               ending December 31, 1995)                             2.05

        5.     Number of whole TCC Shares to which
               the Participant is entitled (divide
               $1,800 by $2.05, or 878.05)                     878 shares

        * Since the market value on the date of the distribution of the TCC shares in the above example is $2,634, federal income tax will be payable on that amount plus the cash portion of the Incentive Award
        ($4,200 in this example, or a total taxable amount of $6,834), instead of the Incentive Award amount ( $6,000 in the above example).




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         If an Interim Payment(s) of Incentive Award (as described in Section
IV of the Operating Rules) is directed by the Compensation Committee, such Interim Payment(s) will be payable in cash only and considered "advance(s)" against the cash portion of the Incentive Award earned for the entire year based on the computation based on the year- end audited financial statements, and, accordingly, will be credited against, and reduce the amount of the Incentive Award to be paid after receipt of the audited financial statement.

         The issuance of TCC Shares pursuant to the Annual Incentive Plan is subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company voting in person or by proxy at a duly held shareholders' meeting. In the event that such approval is not obtained, the Incentive Award will be made and governed according to the Plan the same as if no provision whatsoever had been made in this 1996 Supplement for the issuance of TCC Shares.

         The TCC Shares issuable pursuant to this 1996 Supplement will not be registered under the Securities Act of 1933, as amended (the "Act'), and the Company has no obligation to register such shares under the Act. As a condition to the issuance of TCC Shares to any Participant, such Participant will be required to sign and deliver to the Company a letter from such Participant in a form satisfactory to the Company, agreeing that the Participant will not sell, transfer or otherwise dispose of such shares in violation of the Act and unless the Company shall have first received an opinion of legal counsel satisfactory to the Company that registration under the Act is not required in connection with such sale, transfer or other disposition.





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                             ANNUAL INCENTIVE PLAN
                                OPERATING RULES

         Section IV "Calculating the Individual Incentive Award" is amended to read as follows:

         Each Participant is assigned a "target" number of Incentive Units based upon a combination of both his/her ability to impact end results and competitive incentive amounts. At Targeted performance levels, Participants will receive the targeted number of incentive units, the value of which is $100 each. Net Income and Gross Revenue performance which does not meet the Targeted levels will result in a downward adjustment of both the number of Incentive Units received and the value of each Incentive Unit; conversely, Net Income and Gross Revenue performance which exceeds targeted levels will result in the number of Incentive Units and the value of each Incentive Unit being increased.

         To calculate a Participant's (potential) Incentive Award, before any variable adjustment, complete the worksheet labeled Exhibit I to the Operating Rules.

         In order to encourage the attainment of quarterly profit goals, the Compensation Committee, in its sole discretion, may request that an "Interim Calculation" be completed. An "Interim Calculation" will be computed as provided on Exhibit III of the Operating Rules. For purposes of the Interim Calculation,

         "Projected Gross Revenue" will be computed as follows:

          Gross Revenue as reported on the
          Company's/Subsidiary's interim financial
          statement for the period covered by the
          Interim Calculation                            $____________________

          Plus projected revenue for the balance of the Plan year (subject to review and approval of the Committee)
                                                         $____________________

          Equals Projected Gross Revenue for the plan year (Insert on line 4 of Exhibit III)
                                                         $____________________





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         "Projected Net Income" will be computed as follows:

               Net income (as defined in the Plan) as
               reported on the Company's/ Subsidiary's
               interim financial statement for the period
               covered by the Interim Calculation
                                                              $____________________

               Plus Projected Net Income (as defined in
               the Plan) for the balance of the Plan year
               (subject to review and approval of the
               Compensation Committee)                        $____________________

               Equals Projected Net Income for the plan
               year (Insert on line 1 of Exhibit III to
               the Operating Rules)                           $____________________

         After review of the Interim Calculation, the Compensation Committee, at its sole discretion, will decide whether an "Interim Payment" is to be made pursuant to the Interim Calculation. Any such Interim Payment will be made solely in cash. The total amount of Interim Payment(s) made during the year, if any, will be considered an interim payment(s), or advance(s), against the cash portion of the Incentive Award earned based on the computation based on the year-end audited financial statements, and, accordingly, will be credited against and reduce the amount of the year-end payment of the cash portion of the Incentive Award earned for the Plan year pursuant to the calculation as provided on Exhibit I to the Operating Rules.





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